EXHIBIT 10.21

PURCHASE AND SALE AGREEMENT

for

Hyatt Savannah Hotel And

Related Rear Wharf Property

by and among

AP/APMC Savannah, L.P.,

a Delaware limited partnership

(“Seller”)

and

Barceló Crestline Corporation

a Maryland corporation

(“Buyer”)

Dated as of September 17, 2003

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

EXHIBITS

Exhibit A	Definitions
Exhibit B	Legal Description of Land
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption

SCHEDULES

Schedule 1(b)(v)	Contracts Schedule
Schedule 1(b)(vi)	Real Property Lease Schedule
Schedule 1(b)(vii)	Equipment Lease Schedule
Schedule 1(c)(v)	Excluded Matter Schedule
Schedule 5(a)(iii)	Required Third Party Consents Schedule
Schedule 5(a)(vi)	Liquor Licenses
Schedule 6(b)	Lien Schedule
Schedule 6(c)	Litigation Schedule
Schedule 6(d)	Compliance Schedule
Schedule 6(n)	Environmental Reports

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into as of September 17, 2003 (the “Effective Date”), by and among AP/APMC Savannah, L.P., a Delaware limited partnership (“Seller”) and Barceló Crestline Corporation, a Maryland corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller desires to sell or cause to be sold to Buyer all of the Property, and Buyer desires to purchase such Property and to assume all of the Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto hereby agree as follows:

1. Purchase and Sale of Property; Assumption of Liabilities.

(a) Purchase and Sale of Property. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, or cause to be sold, conveyed, transferred and assigned to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Property (defined below). Defined terms used herein, and not otherwise defined herein, shall have the meanings set forth in Exhibit A attached hereto.

(b) Property. The term “Property” shall mean all right, title and interest of Seller in the following items relating to the Hyatt Regency Savannah Hotel as currently operated by Seller (the “Business”):

(i) that certain real property located in Chatham County, Georgia, as more particularly described on Exhibit B, being those parcels consisting of approximately 1.085 acres on which the Hotel is located and that parcel known as Rear Wharf Lot 6 consisting of approximately .166 acres, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired (the “Land”);

(ii) the 347 guest room hotel and related amenities located on the Land (the “Hotel”) and all other buildings, improvements, fixtures and other items of real estate located on the Land (the “Improvements”);

(iii) all of the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery and other tangible personal property of every kind and nature located on or used in the operation of the Hotel and owned by Seller, including, without limitation, all unopened food and alcoholic or non-alcoholic beverages (excluding any alcoholic beverages that may not legally be sold to Buyer under applicable law), the stock of linens, towels, paper goods, soaps, cleaning supplies, china, glassware, silverware, tablecloths, napkins, television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bed spreads and miscellaneous guest supplies, engineering cleaning supplies and the like (the “Tangible Personal Property”);

(iv) all intangible personal property owned, licensed or possessed by Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, to the extent same is assignable, including, without limitation, (1) to the extent transferable, the Authorizations (as defined below), (2) utility and development rights and privileges, business records, plans and specifications pertaining to the Hotel, the Improvements and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway which was not effective prior to the Effective Date, (4) any trademarks, service marks, copyrights, registrations of same, applications for trademark and service mark registrations, business and trade names or logos, and patents and patent applications that are owned by or licensed to Seller and used in connection with the ownership, occupancy, operation, and/or maintenance of the Property, and (5) Buyer’s share of the Tray Ledger determined under Section 4(e) (the “Intangible Personal Property”);

(v) all contracts, agreements, licenses, indentures, personal property leases and other legally binding arrangements that are listed or described on the Contracts Schedule attached hereto as Schedule 1(b)(v) or to which Seller or Hotel Manager is a party that relate to the use, maintenance, operation, provisioning or equipping of the Hotel, whether or not so listed or described, including, without limitation, the Hotel Management Agreement, the Dock Usage Agreement, any reservation service agreement and any franchise agreement (collectively, the “Contracts”), and all commitments and orders for the purchase and sale of goods and equipment (including inventory and supplies) and services (including advertising, maintenance and other incidental services) relating to the use, maintenance, operation, provisioning or equipping of the Hotel (collectively, the “Purchase Orders”);

(vi) all leases, licenses, concessions and other similar occupancy agreements, listed on the Real Property Lease Schedule attached hereto as Schedule 1(b)(vi) or to which Seller or Hotel Manager is a party, whether or not so listed or described, that relate to the Hotel, (collectively, the “Real Property Leases”), together with any security deposits related thereto;

(vii) all equipment leases listed on the Equipment Lease Schedule attached hereto Schedule 1(b)(vii) or to which Seller or Hotel Manager is a party, whether or not so listed, that relate to the use, maintenance, operation, provisioning or equipping of the Hotel (collectively, the “Equipment Leases”);

(viii) all existing books, print materials, promotional materials, and advertising copy used by Seller exclusively in connection with the Business, all existing customer and vendor lists and price lists relating exclusively to the Business;

(ix) all goodwill relating exclusively to the Business; and

(x) to the extent assignable, all Authorizations.

Prior to the Closing, Seller shall have the right to update the Contracts, the Real Property Leases and the Equipment Leases shown on Schedule 1(b)(v), Schedule 1(b)(vi) and Schedule 1(b)(vii), respectively, to reflect changes in the ordinary course of the Business.

(c) Excluded Property. The Property shall not include any assets other than the Property specifically listed or described in Section 1(b) hereof, and, without limiting the generality of the foregoing, shall expressly exclude the following (collectively, “Excluded Matters”):

(i) all bank accounts, house banks, cash and cash equivalents of Seller;

(ii) cash reserves for furniture, fixtures and equipment, real estate and personal property taxes and insurance except to the extent that Seller receives a credit at Closing for such reserves;

(iii) accounts receivable, which shall be purchased by Buyer in accordance with Section 4(f)(iii), except for the Buyer’s share of the Tray Ledger;

(iv) claims against third parties (including claims for refunds on taxes or other governmental charges) in connection with the Property, but only to the extent that such claims relate to damages suffered by Seller prior to the Closing Date or claims for which Seller is required to indemnify Buyer hereunder;

(v) the assets listed or described on the Excluded Matters Schedule attached hereto as Schedule 1(c)(v) (together with any and all claims relating to any of the foregoing described in this Section 1(c); and

(vi) all of the obligations and liabilities of Seller relating to the Property of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, which obligations and liabilities, accrue before the Closing Date, unless otherwise expressly assumed by Buyer (collectively, the “Retained Liabilities”).

Assumed Liabilities.

(vii) Buyer shall assume on the Closing Date and shall pay, perform and discharge when due all of the obligations and liabilities of Seller relating to the Property of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, which obligations or liabilities accrue after the Closing Date (collectively, the “Assumed Liabilities”); provided that the Assumed Liabilities shall not include any obligations or liabilities relating to the Excluded Matters.

(viii) Buyer’s obligations under this Section 1(c)(vi) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder.

2. Purchase Price. At the Closing, Buyer shall pay as the total purchase price for the Property (the “Purchase Price”) Fifty-One Million Seven Hundred Fifty Thousand and No/100 Dollars ($51,750,000.00) payable as follows:

(a) Deposit. Within three (3) business days following the full execution of this Agreement, Buyer shall cause the amount of Five Hundred Thousand and No/100 Dollars ($500,000) (the “Initial Deposit”) to be deposited with Fidelity National Title Insurance Company (the “Title Company”). If Buyer does not elect to terminate this Agreement pursuant to Section 3(d), Buyer shall deposit an additional One Million and no/100 Dollars ($1,000,000.00) (“Additional Deposit”) with the Title Company before the expiration of the Inspection Period. The Initial Deposit and the Additional Deposit are, collectively, the “Deposit.” The Deposit shall be held by the Title Company as an earnest money deposit toward the Purchase Price. The Deposit shall be held in escrow in an interest-bearing account. Buyer will provide the Title Company with its social security or tax identification number and such additional information and documents as may be required by the Title Company with respect to the Deposit. If the Agreement is not terminated prior to the end of the Inspection Period, the Deposit shall be subject to return only upon termination by Buyer pursuant to Section 15.

(b) Interest. Except where this Agreement provides that Seller shall be entitled to retain the Deposit and all interest earned thereon as liquidated damages pursuant to Section 15(b) below, interest earned on the Deposit, if any, shall accrue to the benefit of Buyer. At the Closing, the Deposit (and any interest earned thereon) shall be applied against the Purchase Price.

(c) Cash at Closing. The balance of the Purchase Price, plus any other amounts required to be paid by Buyer at Closing in accordance with this Agreement and plus or minus any prorations and allocations as provided herein, shall be paid at Closing in the form of immediately available U.S. funds by wire transfer as more particularly set forth in Section 4 below.

(d) Allocation. At or before the expiration of the Inspection Period Seller and Buyer shall agree as to how the Purchase Price (and all other capitalizable costs) shall be allocated among the Property. If Seller and Buyer agree on such allocations, each party shall file federal, state and local tax returns consistent with such allocations agreed upon by the parties. If Seller and Buyer cannot agree upon such allocations within the specified time period, each party shall file federal, state and local returns based upon each party’s determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

3. Title and Inspection Period.

(a) Title; Survey. Buyer acknowledges that it has received simultaneously herewith, or prior to the date hereof, a copy of Seller’s Owner’s Title Insurance Policy No. 0-9993-801472 issued by Stewart Title Guaranty Company dated January 14, 1998 (“Seller’s Title Policy”) and a copy of Seller’s most recent survey dated November 10, 1997 and last revised December 31, 1997 and prepared by Hussey, Gay, Bell and Deyoung (“Seller’s Survey”).

(i) Prior to the Closing, Buyer may obtain, at its sole cost and expense, a commitment for an owner’s policy of title insurance (the “Title Commitment”), issued by the Title Company covering the Land and indicating the Title Company’s willingness to issue to Buyer at Closing a ALTA Standard Owner’s Policy of Title Insurance in the amount of the Purchase Price (the “Title Policy”), with such Title Commitment setting forth the status of title to the Land and showing liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, covenants, conditions and restrictions and other matters of record affecting the Land, together with copies of all recorded documents referred to in the Title Commitment as exceptions to title to the Land (the “Title Documents”). If obtained, Buyer shall provide Seller with a copy of the Title Commitment. At Buyer’s option, Buyer may elect to obtain an ALTA Owner’s Policy of Title Insurance, at Buyer’s sole cost and expense.

(ii) Prior to the Closing, Buyer may obtain, at Buyer’s sole cost and expense, a current survey or an update to Seller’s Survey (the “Survey”). If obtained, Buyer shall provide Seller with a copy of the Survey.

(b) Condition of Title. Title to the Land shall be delivered to Buyer and Buyer agrees to accept such title subject to all of the following (the “Permitted Exceptions”):

(i) All exceptions referenced in Seller’s Title Policy (except items 1, 2 and 11-13 on Schedule B) and all matters shown on Seller’s Survey (the “Existing Title Exceptions”);

(ii) Zoning and building regulations, insurance and rating codes and regulations, ordinances and requirements and any other laws, regulations or ordinances affecting the Property or its use adopted by any authority having jurisdiction over the Property and the use thereof;

(iii) All taxes, impositions and assessments not yet due and payable;

(iv) All other Title Documents or exceptions approved or deemed approved by Buyer in accordance with Section 3(c);

(v) All Real Property Leases;

(vi) Such state of facts as would be disclosed by a survey, a physical inspection of the Property or as disclosed by any of the Due Diligence Documents; and

(vii) Any matters created by or through Buyer.

Not less than ten (10) days prior to the expiration of the Inspection Period, Buyer shall notify Seller of any items in the Title Commitment or Survey (other than the Existing Title Exceptions and those items identified in Sections 3(b)(ii), 3(b)(iii), 3(b)(v) and 3(b)(vi)) which are unsatisfactory to Buyer in its sole and absolute discretion (the “Objections”). Except to the extent that Buyer notifies Seller of any Objections in accordance with the foregoing, any items that are shown in the Title Commitment or on the Survey as of the expiration of the Inspection Period shall be deemed to have been approved by Buyer and shall be Permitted Exceptions for all purposes under this Agreement. If Buyer timely notifies Seller of any Objections, Seller may, but except as expressly provided herein shall not be obligated to, elect to cure any or all of such Objections, to Buyer’s and the Title Company’s reasonable satisfaction. Seller shall give notice to Buyer within five (5) days following the date of Buyer’s delivery to Seller of the Objections, stating whether Seller agrees to cure each such Objection prior to the Closing. If Seller fails timely to give such notice, then Seller shall be conclusively deemed to have elected not to cure any such Objections. If Seller elects (or is deemed to elect) not to agree to cure any such Objections, then Buyer may either (i) waive such Objections, without any reduction of the Purchase Price, in which event such waived Objections shall become Permitted Exceptions for all purposes under this Agreement or (ii) terminate this Agreement by written notice to Seller, whereupon the Deposit shall be promptly returned to Buyer and the parties shall have no further rights or liabilities under this Agreement other than those that expressly survive the termination of this Agreement. Buyer shall make the election described in the preceding sentence by written notice to Seller prior to expiration of the Inspection Period, or, if later, within five (5) days following its receipt or deemed receipt of Seller’s notice with respect to the applicable Objection, and in the event Buyer does not make such election, Buyer shall be conclusively deemed to have waived all Objections. Seller shall cure at or before Closing any Objection that it has agreed to cure in accordance with this Section 3(c).

(c) Title Insurance. At Closing, if Buyer elects to obtain a Title Policy, Buyer shall pay the premium required for the Title Company to issue the Title Policy insuring that title to the Land is vested in Buyer subject to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide, at Buyer’s sole cost and expense, endorsements to the Title Policy as Buyer may reasonably require including extended coverage, provided that such endorsements shall be at no cost or additional liability to Seller, but shall be at Buyer’s sole cost and expense, and that Closing shall not be delayed as a result of Buyer’s request. Notwithstanding the foregoing, Buyer may elect to obtain a title insurance policy in a form other than as set forth above in Section 3(a)(i) or from a title company other than the Title Company.

(d) Inspection Period. Subject to Section 7(a), Buyer and Buyer’s agent and contractors shall have the right, at its own risk, cost and expense, to enter upon the Property for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Property and to speak with the Hotel’s senior management team, in each case, at the Hotel at reasonable times and upon reasonable prior notice to Seller from the Effective Date until the date that is thirty (30) days after the Effective Date (the “Inspection Period”), and, unless this Agreement is otherwise terminated, from and after the expiration of the Inspection Period and until the Closing. If Buyer does not notify Seller in writing on or before expiration of the Inspection Period that Buyer elects, in its sole and absolute discretion, not to consummate the purchase of the Property in accordance with the terms of this Agreement, Buyer shall be deemed to have elected to proceed hereunder and the Deposit shall be non-refundable to Buyer except as set forth in Section 15(a). Buyer shall not be required to give its reasons for terminating this Agreement pursuant to this paragraph. Subject to the provisions of the Hotel Management Agreement, Buyer shall have reasonable access to all Contracts, Equipment Leases, Real Property Leases, Authorizations and other files, documentation, agreements and other information in the possession or control of Seller or Seller’s agents related to the design, construction, ownership, operation, management, use and occupancy of the Property and the right to inspect and/or make copies of the same.

4. Closing.

(a) Closing Date. The closing (the “Closing”) of the purchase and sale of the Property and the assumption of the Assumed Liabilities shall be held at 10:00 a.m., local time, upon the date that is the later of (i) thirty (30) days following the expiration of the Inspection Period (the “Scheduled Closing Date”) subject to extension as set forth below and (ii) such other time and such other date as the parties hereto mutually agree. Buyer shall have one option to extend the Scheduled Closing Date for up to sixty (60) days by (i) providing Seller with notice of such election to extend not later than twenty-five (25) days after the expiration of the Inspection Period (“Extension Notice”) and (ii) depositing with the Title Company within three (3) business days after delivery of the Extension Notice an additional earnest money deposit of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the “Extension Deposit”). Upon delivery to the Title Company, the Extension Deposit shall become part of the Deposit for all purposes herein. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.” Seller and Buyer shall cooperate to effect the Closing through an escrow with the Title Company. On the day immediately preceding the Closing Date, Buyer and Seller shall conduct a pre-closing at the same location as the Closing, commencing at 10:00 a.m., local time, at which time each party shall present for review by the other party copies in execution form of all documents required to be delivered by such party at the Closing.

(b) Buyer’s Deliveries. At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to Seller (i) by wire transfer, to a bank account designated in writing by Seller, immediately available funds in an amount equal to the Purchase Price as adjusted pursuant to this Section 4, (ii) a bill of sale and assignment substantially in the form set forth as Exhibit C, dated as of the Closing Date, conveying to Buyer the Personal Property, (iii) an assignment and assumption substantially in the form set forth as Exhibit D assigning all of the Assumed Liabilities, including without limitation, Authorizations, Contracts, Real Property Leases and Equipment Leases, to the extent the foregoing are assignable, (iv) an assignment and assumption of the Hotel Management Agreement, in a form agreed upon by Buyer and Seller, (v) such other documents or instruments as may be reasonably requested by Seller or Title Company to effectuate the transactions contemplated by this Agreement, (vi) a certificate signed by Buyer confirming that the representations and warranties set forth in this Agreement are true and correct in all material respects, and (vii) certified copies of resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby.

(c) Seller’s Deliveries. At the Closing, subject to and on the terms and conditions set forth in this Agreement, Seller shall deliver or cause to be delivered to Buyer (i) a special warranty deed in the form customarily used in the jurisdiction where the Property is located conveying fee simple title to the Land, together with the Hotel and Improvements, duly executed and acknowledged by Seller, (ii) a bill of sale and assignment and assumption of documents substantially in the form set forth as Exhibit C, dated as of the Closing Date, conveying to Buyer the Personal Property, (iii) an assignment and assumption in the form attached hereto as Exhibit D assigning all of the Assumed Liabilities, including, without limitation, Authorizations, Contracts, Real Property Leases and Equipment Leases, to the extent the foregoing are assignable, (iv) an assignment and assumption of the Hotel Management Agreement, in a form agreed upon by

Buyer and Seller, (v) Seller’s title affidavit, in customary form acceptable to Title Company, with respect to parties in possession and mechanics’ liens, duly executed by Seller, (vi) a certificate to the effect that Seller is not a foreign person for the purposes of the Foreign Investors in Real Property Tax Act, (vii) such other documents or instruments as may be reasonably requested by Buyer or Title Company to effectuate the transactions contemplated by this Agreement, (viii) to the extent within the possession of Seller, originals of the Contracts, the Real Property Leases, the Equipment Leases and the books and records, and all master keys to all locks located at the Hotel (delivery of the foregoing items at the Hotel on the Closing Date shall constitute compliance with this Section 4(c)), (ix) a certificate signed by Seller confirming that the representations and warranties set forth in this Agreement are true and correct in all material respects, and (x) certified copies of resolutions duly adopted pursuant to Seller’s limited partnership agreement authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby.

(d) Closing Costs. Except as is expressly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. Buyer and Seller shall share equally in the payment of all sales, use, excise, value-added, business, goods and services, transfer, stamp, recording, documentary, registration, conveyancing or similar taxes, duties or expenses that may be imposed as a result of the sale and transfer of the Property together with any and all penalties, interest and additions to tax with respect thereto, provided, however, Seller shall remain solely liable for any penalties, interest and additions to tax relating to the operation of the Hotel prior to the Closing Date. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. Buyer and Seller shall also cooperate in providing each other with appropriate resale exemption certifications and other similar tax and fee documentation. Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other financing obtained by Seller encumbering the Property and for any costs associated with any corrective instruments. Seller shall pay one half (½) of any closing costs of the Title Company. Buyer shall pay the premium for the Title Policy and all endorsements to the Title Policy. Buyer shall pay the cost of obtaining a new survey or updating Seller’s Survey and all costs related to or associated with financing of the purchase of the Property or the assumption of financing in connection therewith. Buyer shall pay one half (½) of any closing costs of the Title Company.

(e) Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after the Closing, determined in accordance with the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, and otherwise in accordance with generally accepted accounting principles consistently applied, shall be allocated between Seller and Buyer as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Buyer shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the Closing Date (provided that housekeeping costs and the Tray Ledger (as defined below) for the Closing Date shall be shared equally between Buyer and Seller). Notwithstanding the foregoing, revenues generated by food and beverage facilities at the Hotel shall be prorated as of 3:01 a.m. on the Closing Date. Such adjustments shall be shown on the closing statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the Purchase Price. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated at Closing:

(i)	Current rents;

(ii) Real estate and personal property taxes, other than taxes related to the transfer of title to any part of the Property;

(iii) Revenue and expenses under the Contracts, the Equipment Leases and the Real Property Leases;

(iv) Utility charges (including, but not limited to, charges for water, sewer and electricity);

(v) Municipal or other governmental improvement liens, which shall be paid by Seller at Closing where the work has been performed prior to the Closing Date, and which shall be assumed by Buyer at Closing where the work has not been performed prior to the Closing Date;

(vi) Permit fees, where transferable;

(vii) All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like; and

(viii) Such other items as are usually and customarily prorated between buyers and sellers of hotel properties in the area where the Property is located.

(f) Additional Credits and Adjustments.

(i) Seller shall retain and Buyer shall receive a credit against the Purchase Price for the total of (1) prepaid rents paid to Seller, (2) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits paid to Seller, and (3) unforfeited security deposits (and, to the extent interest is payable to the tenant, interest thereon) held by Seller under the Real Property Leases.

(ii) At Closing, Seller shall sell to Buyer in connection with the Hotel, and Buyer shall acquire from Seller, and the Purchase Price shall be increased by the face value of the so-called “guest ledger” (as mutually approved by Buyer and Seller) for the Hotel of guest accounts receivable payable to the Hotel as of the check out time for the Hotel on the Closing Date (based on guests and customers then using the Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) in occupancy prior to check out time on the Closing Date; provided, however, that the term “guest ledger” shall not include any accounts receivable which have been or are to be paid by any means other than a credit card. For purposes of this Agreement, “face value” shall have the following meaning for the guest ledger: the total of all credit card accounts receivable as shown on the records of the Hotel, less actual collection costs (i.e., fees retained by credit card companies), less Buyer’s one-half (½) share of the Tray Ledger.

(iii) In addition, at Closing, Seller shall sell to Buyer in connection with the Hotel, and Buyer shall acquire from Seller, and the Purchase Price shall be increased by the amount shown on the records of the Hotel for 99.92% of Seller’s non-credit card accounts receivable.

(iv) At Closing, Seller shall be credited and Buyer shall be charged with, and the Purchase Price increased by, prepaid expenses, including without limitation real estate and personal property taxes, advertising expenses, trade association dues and trade subscriptions.

(v) All deposits made for utilities, maintenance or service contracts, equipment leases, licenses, or otherwise, shall be the property of Seller. In this regard, Buyer shall, on the Closing Date, assume such deposits and shall pay Seller at the Closing the amount of said deposits.

(vi) All cash on hand in house banks (including the general manager’s petty cash fund) on the morning of the Closing Date shall become the property of Buyer and the amount thereof shall be credited to Seller at the Closing.

(vii) All existing bank accounts of Seller shall be retained by Seller and closed out by Seller in due course, and Buyer shall open and fund its own bank accounts, except that any reserve accounts maintained by Hotel Manager pursuant to the terms the Hotel Management Agreement shall be transferred to Buyer and Seller shall receive a credit at the Closing equal to the balance thereof from Buyer.

(viii) If, pursuant to the terms of any Contract or Equipment Lease listed on the Required Third Party Consent Schedule, the required third-party consent cannot be obtained and Seller exercises its buy out option, Seller shall be credited and Buyer shall be charged such buy out amount (subject to the maximum buy out amounts set forth on the Required Third Party Consent Schedule) and the underlying Property shall be transferred to Buyer free and clear of the lien of such Contract or Equipment Lease.

(g) Re-Proration. If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills) or appeals are pending, the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive Closing. Any revenue received or expense incurred by Seller or Buyer with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The proration provisions of this Agreement shall survive Closing for a period of twelve (12) months.

(h) Safe and Baggage.

(i) On the Closing Date, Seller shall cause the delivery to Buyer of all of Seller’s keys to the safe(s) in the Hotel. On the Closing Date, Seller shall give written notices to those persons who have deposited items in such safe(s), advising them of the transfer to Buyer and requesting the removal or verification of their contents in the safe. All such removals or verifications on the Closing Date shall be under the supervision of Seller’s and Buyer’s respective representatives. All contents that are to remain in the safe shall be recorded. Buyer and Seller agree that as to items belonging to guests who have not responded to such written notice by so removing or verifying their safe contents by the end of the Closing Date an independent, bonded third party shall be engaged to drill the relevant safe boxes and inventory the contents thereof with such inventory being binding on the parties hereto and the cost of such third party being split by Seller and Buyer. Any such contents so verified or recorded and thereafter remaining in the hands of Buyer shall be the responsibility of Buyer and Buyer agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the contents listed in the inventory.

(ii) On the Closing Date, representatives of Buyer and Seller shall take an inventory of all baggage, valises and trunks checked or left in the care of Seller, including all items in the Hotel lost and found. From and after the Closing Date, Buyer shall be responsible for all baggage and other items listed in said inventory and Buyer agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory. Seller shall remain liable for any negligence or misfeasance with respect to such baggage which occurred prior to the Closing Date.

(iii) The provisions of this Section 4(h) shall survive Closing.

5. Conditions to Closing.

(a) Buyer’s Obligation. The obligation of Buyer to purchase and pay for the Property and assume the Assumed Liabilities is subject to the satisfaction (or waiver by Buyer) as of the Closing Date of the following conditions:

(i) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and, except to the extent of changes or developments expressly contemplated by the terms of this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes caused by the transactions expressly contemplated hereby and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, except for breaches of obligations and covenants that, in the aggregate, would not have a material adverse effect on the Business taken as a whole or Seller’s ability to perform hereunder and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an officer of Seller confirming the foregoing.

(ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Property or the exercise by Buyer of control over the Property.

(iii) Those consents and approvals required from third parties as set forth on the Required Third Party Consents Schedule attached hereto as Schedule 5(a)(iii) shall have been obtained except those consents relating to the assignment of Contracts if the failure to obtain such consent would not have a material adverse effect on the Business taken as a whole.

(iv) Seller shall have delivered to Buyer, or to the Title Company to be held in escrow, all of the items set forth in Section 4(c).

(v) Title Company shall be irrevocably committed to issue at Closing a policy of owner’s title insurance in conformance with the Title Commitment, subject only to the Permitted Exceptions (conditioned upon payment of the premiums therefore and delivery of the documents specified herein).

(vi) As of the Closing Date, the liquor licenses or permits attached hereto as Schedule 5(a)(vi), or replacements thereof, shall be in full force and effect.

(b) Seller’s Obligation. The obligation of Seller to sell and deliver the Property or cause the Property to be sold and delivered to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing (or such earlier date as is set forth below) of the following conditions:

(i) The representations and warranties of Buyer made in Sections 8(a)(i), 8(a)(ii), 8(b), and 8(d) shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an officer of Buyer confirming the foregoing.

(ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Property.

(iii) Those consents and approvals required from third parties as set forth on the Required Third Party Consents Schedule attached hereto as Schedule 5(a)(iii) shall have been obtained.

(iv) Buyer shall have delivered to Seller, or to the Title Company to be held in escrow, all of the items set forth in Section 4(b).

6. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a) Authority; No Conflicts.

(i) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing under the laws of the state in which the Hotel is located. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All limited partnership acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(ii) Subject to the Required Third Party Consent Schedule, the execution and delivery by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby and compliance by Seller with the terms hereof, will not conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Property under, or require any consent, authorization or approval under (A) any provision of the certificate of limited partnership or Agreement of Limited Partnership of Seller, (B) any Contract, Real Property Lease or Equipment Lease (except that Seller makes no representation or warranty under this clause (B) with respect to any prohibitions on transfer or assignment which may be set forth in any Contract, Real Property Lease or Equipment Lease) or (C) any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to the Business or the Property, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would not have a material adverse effect on the Business taken as a whole or on the ability of Seller to consummate the transactions contemplated hereby, and other than any such consents, authorizations or approvals required solely by reason of Buyer’s participation in the transactions contemplated hereby.

(b) Title to Property. Seller has good and valid title to the Property, and on the Closing Date, except those items sold or otherwise disposed of since the date hereof in the ordinary course of business consistent with past practices, and the Property shall be transferred to Buyer free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except (i) the Permitted Exceptions, (ii) such encumbrances as are disclosed on the Lien Schedule attached hereto as Schedule 6(b), (iii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) liens arising under Equipment Leases; provided, that the Property shall be transferred to Buyer free and clear of the items identified in clause (iii) and, to the extent that Buyer does not assume the Contracts and Equipment Leases creating the liens identified in clauses (iv) and (v), the items in clauses (iv) and (v).

(c) Litigation; Decrees. The Litigation Schedule attached hereto as Schedule 6(c) sets forth a list, as of the date of this Agreement, of all pending lawsuits or claims relating exclusively to the Business with respect to which Seller has received service of process, or as to which Seller has received a written notice if Seller reasonably believes such matter is not covered by Seller’s insurance, and which (i) involve a claim against Seller of, or which involve an unspecified amount which could reasonably be expected to result in liability of, more than $100,000, (ii) seek any material injunctive relief which would affect Buyer’s acquisition, ownership or operation of the Property or (iii) directly relate to the transactions contemplated by this Agreement. To Seller’s knowledge, there are no lawsuits or claims threatened against Seller that would materially adversely affect (i) the financial condition or operations of Seller or the Property, (ii) the Seller’s ability to enter into and perform this Agreement or (iii) Seller’s title to the Property.

(d) Compliance with Applicable Laws. Except as set forth on the Compliance Schedule attached hereto as Schedule 6(d), or as previously disclosed by Seller to Buyer in writing, since January 8, 1998, the date that Seller acquired the Hotel, Seller has not received any written communication from a Governmental Authority that alleges that the Business is not in compliance, in all material respects, with all material federal, state or local laws, rules and regulations, except for any noncompliance which has been remedied or which, individually or in the aggregate, would not have a material adverse effect on the Business taken as a whole.

(e) Taxes. All federal, state, local and other tax returns, reports and declarations of every nature required to be filed by or on behalf of Seller (either separately or as part of a consolidated group) prior to the Closing Date with respect to the Business have been timely filed (subject to any extensions that may be permitted by law) and such returns, reports and declarations as so filed are complete and accurate and disclose all taxes required to be paid for the periods covered thereby, except for any such failures to file and such errors which would not have a material adverse effect on the Business taken as a whole. All taxes and all deficiency assessments, penalties and interest relating to any period ending prior to the Closing Date and due and payable prior to the Closing date with respect to the Business shall be paid by Seller as of or prior to the Closing Date; provided, however, this shall not supercede provisions of Section 4(e) or Seller’s responsibility for Retained Liabilities.

(f) Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or similar proceedings are pending or, to Seller’s Knowledge, threatened against Seller, nor is Seller contemplating commencing any proceedings.

(g) Condemnation. To Seller’s Knowledge, there are no pending condemnation actions with respect to the Hotel and there is no threatened or contemplated condemnation action.

(h) Contracts. To Seller’s Knowledge, Schedule 1(b)(v) identifies all Contracts materially affecting in any way the ownership and operation of the Hotel. Seller has provided or made available to Buyer copies of such Contracts. To Seller’s Knowledge, (i) all such Contracts are in full force and effect, and (ii) there are no defaults or events that with notice or the passage of time, or both, would constitute a default by Seller under such Contract nor any other party thereto.

(i) Real Property Leases. To Seller’s Knowledge, Schedule 1(b)(vi) identifies all Real Property Leases materially affecting in any way the ownership and operation of the Hotel. Seller has provided or made available to Buyer copies of such Real Property Leases. To Seller’s Knowledge, (i) all such Real Property Leases are in full force and effect, and (ii) there are no defaults or events that with notice or the passage of time, or both, would constitute a default by Seller under such Real Property Leases nor any other party thereto.

(j) Equipment Leases. To Seller’s Knowledge, Schedule 1(b)(vii) identifies all Equipment Leases materially affecting in any way the ownership and operation of the Hotel. Seller has provided or made available to Buyer copies of such Equipment Leases. To Seller’s Knowledge, (i) all such Equipment Leases are in full force and effect, and (ii) there are no defaults or events that with notice or the passage of time, or both, would constitute a default by Seller under such Equipment Leases nor any other party thereto.

(k) Hotel Management Agreement. There are no existing management agreements relating to the Property other than the Hotel Management Agreement. The Hotel Management Agreement is in full force and effect and there are no defaults or events that with notice or the passage of time, or both, would constitute a default by Seller under the Hotel Management Agreement, nor to the knowledge of Seller, by Hotel Manager thereunder.

(l) Authorizations. Seller has not received any written notice, nor does Seller have knowledge of any defects or inadequacies in the Authorizations currently held by Seller or Hotel Manager.

(m) Employees. All employees employed at the Hotel are employees of the Hotel Manager. To Seller’s Knowledge, there are no (i) unions organized at the Hotel, no union organizing attempt, strikes, organized work stoppage or slow down, or any other labor dispute pending with respect to any of employees at the Hotel, or (ii) collective bargaining or other labor agreements to which Seller or Hotel Manager or the Hotel is bound with respect to any employees employed by Hotel Manager with regard to the Hotel.

(n) Environmental Matters. Seller has provided to Buyer a correct and complete copy of the reports and materials described on Schedule 6(n) (collectively, “Environmental Reports”). Other than as set forth in the Environmental Reports:

(i) Seller has received no written notice of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Hotel which remains uncorrected, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, or safety clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Hotel which remains unperformed.

(ii) To Seller’s Knowledge, there are no pending or, threatened actions, suits, governmental investigations or other legal proceedings arising under or pursuant to any Environmental Laws, with respect to or affecting the Hotel.

(iii) To Seller’s Knowledge, other than (a) Hazardous Substances used in the ordinary course of maintaining and cleaning the Hotel in commercially reasonable amounts, and (b) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonable amounts, no Hazardous

Substances are or have been present, produced, disposed of or stored on, in or about the Hotel and/or the Land. To Seller’s Knowledge, the Hazardous Substances described in the foregoing clauses (a) and (b) are being stored, used and disposed of in compliance with all Environmental Laws.

(iv) To Seller’s Knowledge, there has been no release or threat of release of Hazardous Substances at or from the Hotel and/or the Land.

(o) Materiality. As used in this Section 6, “material adverse effect” and “materially adversely affect” shall mean an adverse impact of $500,000 or more.

(p) Complete Copies. To Seller’s Knowledge, all of the instruments, documents, lists, schedules and items with respect to the Hotel which Seller has delivered or made available, or will deliver or make available to Buyer pursuant to this Agreement are true, correct and complete copies of the originals.

(q) No Implied Representations. SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE IN THIS SECTION 6, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE PROPERTY, OR ANY OTHER MATTER, AND IT IS UNDERSTOOD THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS SECTION 6, BUYER TAKES THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS.

7. Covenants of Seller. Between the Effective Date and the Closing Date, Seller covenants and agrees as follows:

(a) Access. Prior to the Closing, Seller shall grant to Buyer or cause to be granted to Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon two (2) business days prior written notice, to Seller’s personnel, the Property, and the books and records of Seller relating to the transition of the Business (“Due Diligence Documents”); provided, however, that such access does not unreasonably interfere with the normal operations of Seller or the Business; and provided further, that all requests for access shall be directed to Edward Rohling at (214) 906-4261 or such other person as Seller may designate from time to time. Notwithstanding the foregoing, Buyer agrees that neither it nor its employees, agents, representatives, advisors or consultants shall (i) do any invasive cutting, blasting or drilling tests without obtaining the prior written consent of Seller or (ii) approach, discuss the sale with, question or in any manner seek information from any employee of the Hotel, other than as specifically set forth in this Section 7(a). Buyer shall indemnify, defend and hold the Seller Parties harmless against any and all Losses with respect thereto resulting from claims suffered or incurred by the Seller Parties arising out of or with respect to Buyer’s or its representatives’, agents’ or employees’ exercise of Buyer’s rights under this Section 7(a). The foregoing indemnity by Buyer shall not apply to any such losses, costs, damages, claims or liabilities that arise solely from the discovery of a preexisting condition of the Hotel; provided, however, the indemnity shall apply to any preexisting conditions to the extent they are worsened or exacerbated by Buyer and/or any of Buyer’s agents or contractors. Notwithstanding any provision in this Agreement to the contrary, Buyer’s obligations under this Section 7(a) shall survive the termination of this Agreement and the consummation of the transactions contemplated hereby.

(b) Ordinary Conduct. Except as expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller will cause the Business to be conducted in the ordinary course of business consistent with Seller’s past practices.

(c) Employees. In accordance with the Hotel Management Agreement, the Seller will be responsible for an amount equal to all employee compensation (including accrued vacation leave) earned by the Hotel employees for the time period ending on the close of business on the Closing Date. From and after the Closing Date, Buyer shall be responsible for all amounts payable to or in connection with the employees at the Hotel.

(d) Insurance. Seller shall continue to maintain the insurance currently carried by Seller with respect to the Property and provide copies of such certificates of insurance to Buyer.

(e) Contracts, Real Property Leases and Equipment Leases. Subject to the Hotel Management Agreement, Seller shall not enter into, terminate, amend or otherwise modify any Contract, Real Property Lease or Equipment Lease in any material respect unless (i) such Contract, Real Property Lease or Equipment Lease will not be binding on Buyer after Closing or is otherwise terminable by Buyer after Closing on no more than thirty (30) days’ notice or (ii) any such terminated Contract, Real Property Lease or Equipment Lease is terminated as a result of the default or nonperformance of a party thereto other than Seller or Hotel Manager. Nothing set forth herein shall restrict the right of Hotel Manager under the Hotel Management Agreement to enter into, terminate, amend or otherwise modify any Contract, Real Property Lease or Equipment Lease whether in Hotel Manager’s name or Seller’s name, except that Seller shall not consent to or approve of the same (to the extent that Seller has the right under the Hotel Management Agreement to withhold such consent or approval) except in accordance with the requirements of this Section 7(e). Seller shall use commercially reasonable efforts to cause the Hotel Manager to comply with the provisions of the Hotel Management Agreement that relate to this Section 7(e).

(f) Required Third Party Consents. Seller shall use its reasonable best efforts to obtain the required third party consents set forth on Schedule 5(a)(iii) no later than sixty (60) days following the Effective Date at Seller’s sole cost and expense.

8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Authority; No Conflicts.

(i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(ii) The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with the terms hereof will not conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer under, or require any consent, authorization or approval under (A) any provision of the organizational documents of Buyer, (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or by which any of its properties or assets are bound or (C) any material judgment, order or decree, or any material statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets.

(b) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(c) Investigation; Financial.

(i) Buyer and its affiliates, specifically including its controlling owners, are sophisticated investors in the hotel ownership and management businesses. Buyer has investigated the Business and understands the nature of historical operating results, risks and opportunities inherent in the Business.

(ii) The Inspection Period shall afford Buyer adequate opportunity to inspect the Property and to investigate its physical characteristics and conditions, and Buyer agrees that Buyer’s failure to terminate this Agreement prior to the expiration of the Inspection Period shall be deemed Buyer’s waiver of any and all objections to the physical characteristics and conditions of the Property which would be disclosed by such inspection, except to the extent of Seller’s representations and warranties as set forth herein and any changes that may arise after the Inspection Period. Neither Seller nor any of its employees, agents or representatives has made any representations, warranties or agreements to or with Buyer on behalf of Seller as to any matters concerning the Property, the present use thereof, or the suitability of Buyer’s intended use of the Property, except for the representations, warranties and agreements contained in Section 6 of this Agreement.

(iii) The waiver of objections and disclaimer of representations and warranties contained in Section 8(c)(ii) includes topography, climate, air, water rights, utilities, present and future zoning, soil, subsoil, existence of hazardous waste or similar substances, purpose to which the Property is suited, drainage or access to public roads. Buyer further acknowledges and agrees that the Property is to be purchased, conveyed and accepted by Buyer in its present condition “AS-IS” and “WHERE IS”, as provided in Section 6(q) of this Agreement, and that no patent or latent physical condition of the Property, whether or not known or discovered, shall affect the rights of either party hereto. Buyer has adequate expertise and experience to investigate and acquire any necessary knowledge of operative or imposed governmental laws and regulations (including, but not limited to, zoning, environmental, including specifically the regulations of the Environmental Protection Agency, and land use laws and regulations) to which the Property may be subject, and shall base its decision whether or not to acquire the Property in part on the basis of its review and determination of the application and effect of such laws and regulations. Except for those representations contained in Section 6 of this Agreement, Buyer has neither received nor relied upon any representations concerning such laws and regulations made by Seller, Seller’s employees, agents, or any person acting under or on behalf of Seller. Any agreements, warranties or representations not expressly contained in this Agreement shall in no way bind Seller.

(iv) The waivers and releases by Buyer herein contained shall survive the Closing.

(d) Availability of Funds. Buyer has cash available, or irrevocable commitments from financial institutions (true and correct copies of which have been delivered to Seller), to enable it to consummate the transactions contemplated by this Agreement. Buyer is prepared to, and has the financial capability to, satisfy its obligations under the Assumed Liabilities.

(e) No Knowledge of Misrepresentation or Omissions. Buyer has no knowledge that the representations and warranties of Seller in this Agreement and the Schedules hereto are not true and correct in all material respects and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

(f) No Additional Representations. Buyer acknowledges that neither Seller nor any other person or entity has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Property, the Assumed Liabilities, or the Business, except as expressly set forth in this Agreement or the Schedules hereto, and Buyer further agrees that neither Seller nor any other person or entity will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of, any such information.

9. Covenants of Buyer. Buyer covenants as follows:

(a) Notification. Prior to the Closing, Buyer shall promptly notify Seller if Buyer obtains knowledge that the representations and warranties of Seller in this Agreement and the Schedules hereto are not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

(b) Employees. Buyer acknowledges that all employees at the Hotel are, and subject to changes made in the ordinary course of business shall continue through the Closing to be, employees of the Hotel Manager pursuant to the Hotel Management Agreement (each, a “Continuing Employee”). Except as may occur in the ordinary course of business, Buyer acknowledges that the Seller will take no action to terminate the employment of any person employed by the Hotel Manager in connection with the Business prior to or simultaneously with the Closing Date. Nothing in this Section 9(b) shall obligate Buyer to cause Hotel Manager to continue to employ any Continuing Employee for any period of time. However, Buyer has no plans to carry out a plant closing or mass layoff as those terms are defined by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq. (the “WARN Act”) within 60 days after Closing. Buyer assumes full responsibility for providing any notices required by the WARN Act as a result of the impact of this transaction on employees of the Hotel whether the obligation to give such notice arises before or after Closing. Buyer and its successors shall indemnify, defend and hold the Seller Parties harmless from and against any Losses imposed or incurred by the Seller, directly or indirectly, arising out of, resulting from or relating to any failure to give any notice required by the WARN Act as a result of the impact of this transaction on employees of the Seller and/or Hotel Manager. The provisions of this Section 9(b) shall survive the Closing.

(c) Liquor License. Buyer hereby acknowledges and agrees that it is Buyer’s sole responsibility to obtain the Authorizations, including any liquor license or permit, required to permit Buyer to acquire the alcoholic beverage inventory from Seller and sell the same inventory in connection with the operation of the Hotel; provided, however, Seller shall cooperate in the transfer to Buyer of any existing liquor licenses or permits so long as such cooperation does not result in any additional cost to Seller. Buyer agrees that Buyer shall diligently pursue the issuance of any such Authorizations by the appropriate Governmental Authorities; provided, however, the issuance of such Authorizations shall not be a condition to Closing.

10. Mutual Covenants. Seller and Buyer covenant and agree as follows:

(a) Confidentiality. Buyer and Seller each agree that it shall not directly or indirectly disclose any Confidential Information concerning the Property, the other party, the other party’s assets or the transaction contemplated herein to any person except that such matters may be disclosed (a) to such party’s directors, officers, partners, and employees; (b) to such party’s legal counsel, accountants, engineers, architects, financial advisors, potential lenders, permitted assignees, and similar professionals and consultants to the extent such party deems it reasonably necessary or appropriate in connection with the evaluation of the transaction contemplated herein; and (c) by Seller to Hotel Manager or to third parties having an ownership interest in or relationship with the Property (such as existing mortgagees and equipment lessors) to whom disclosure is necessary or desirable in order to facilitate the consummation of the transaction contemplated herein. For the purpose of this Section 10(a), the term “Confidential Information” shall mean information which is or becomes known to a party or its respective affiliates or to their employees, former employees, consultants or others in a confidential relationship with such party, including, without limitation, pursuant to the terms of this Agreement, and which relates to the Property, the transaction contemplated herein or the business of either party; provided, however, that Confidential Information shall not include (i) information which is or becomes generally available to the public other than through a violation of law or obligation hereunder, (ii) information which, in the opinion of counsel to either party, such party is required by law, court order, governmental order or decree to disclose, except that the other party may at its own expense appeal such court order, (iii) information which, whether prior or subsequent to execution of this Agreement, was developed by such party on its own or lawfully obtained by such party, independent from the proprietary information made available to such party hereunder, and (iv) information which was subsequently made available to such party by a third party who, in making such disclosure, was not violating the law or any obligation under this Agreement or any other confidentiality agreement to which it is a party. The provisions of this Section 10(a) shall survive the Closing or any expiration or termination of this Agreement.

(b) Consents. The parties acknowledge that certain consents to the transactions contemplated by this Agreement may be required from Seller’s Lender (for the release of its lien) and such consent has not been obtained. Seller shall use reasonable best efforts to obtain such consent from Seller’s Lender. As it relates to Buyer, “reasonable best efforts” shall include Buyer providing financial information reasonably requested by third parties to such agreements and/or bonds or other forms of security for the obligations of Buyer under the Hotel Management Agreement if required by Hotel Manager as a condition of its consent to the assignment or transfer to Buyer.

(c) Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (i) such release or announcement as may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and (ii) that Seller may make such an announcement to its employees. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date.

(d) Further Assurances. From time to time, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

11. Damage Or Destruction Of The Property; Condemnation.

(a) Damage or Destruction of the Property.

(i) Seller shall give Buyer prompt notice of any fire or other casualty occurring prior to the Closing that affects the Property of which Seller becomes aware, together with Seller’s reasonable estimate of the cost of: (a) the amount of insurance proceeds that will be available under Seller’s policies of insurance with respect thereto; and (b) the cost to repair or restore such damage or destruction. If, between the Effective Date and the Closing Date, the Property is Substantially Damaged or Destroyed, either party may elect in writing, within five (5)

days after receipt by Buyer of notice from Seller of such damage or destruction, accompanied by information regarding the amount and payment of insurance, to terminate this Agreement. If neither party notifies the other of its election to terminate this Agreement as set forth in the preceding sentence, both parties will be deemed to have elected to proceed with the purchase and sale of the Property without regard to such damage or destruction. In the event that Buyer and Seller elect to proceed with the purchase and sale of the Property, Seller shall have no obligation to repair any such damage or destruction, nor shall the Purchase Price be adjusted. “Substantially Damaged or Destroyed” shall mean damage or destruction the repair or replacement of which equals or exceeds 25% of the Purchase Price for the Property as determined by a licensed general contractor approved by Buyer and Seller. If prior to the Closing Date, the Property sustains nonmaterial damage, this Agreement shall remain in full force and effect and Seller shall assign its rights to insurance proceeds, if any, as provided for in Section 11(a)(iii) below.

(ii) If either party elects to terminate this Agreement as provided in this Section 11(a) by notifying the other party of such election in writing, this Agreement shall be of no further force and effect subject to Section 15(d), and the Deposit, together with interest, shall be returned to Buyer.

(iii) If Buyer elects, or is required by this Section 11(a), to purchase the Property despite such damage or destruction, Seller shall assign its rights to, and Buyer shall be entitled to receive at or after Closing, as applicable, any insurance proceeds, including but not limited to rent insurance proceeds applicable to the period after Closing, (with any accrued interest thereon), and Buyer shall receive a credit at Closing equal to the applicable deductible under the insurance policy.

(b) Condemnation. If, prior to Closing, all or a Substantial Part of the Property is subject to a proposed taking by any public authority, Seller shall promptly notify Buyer of such proposed taking and either party may terminate this Agreement by written notice to other party within fifteen (15) days after written notice thereof. If either party so elects to terminate this Agreement, this Agreement shall be of no further force and effect subject to Section 15(d). If neither party terminates this Agreement, or if the taking is as to a non-Substantial Part of the Land, Buyer shall accept title to the Property subject to the taking without a reduction in the Purchase Price and shall receive at Closing an assignment of all of Seller’s rights to any condemnation award. A “Substantial Part” of the Property for purposes of this Section 11(b) shall mean a portion that would reduce the fair market value of the Property by 25% or more, as determined by a licensed appraiser approved by Seller and Buyer.

12. Indemnification.

(a) Indemnification by Seller. Seller shall indemnify the Buyer Parties against and hold them harmless from any loss, liability, damage and expense or action or claim (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any such Buyer Party to the extent arising from (i) any breach of any representation or warranty of Seller contained in this Agreement or the other agreements contemplated hereby which survives the Closing, (ii) any breach of any covenant of Seller contained in this Agreement or the other agreements contemplated hereby, and (iii) any matter relating to the use, maintenance, operation or construction of the Property occurring prior to the Closing, including without limitation, actions or claims relating to damage to property or injury or death of any person during the period of Seller’s ownership of the Property or any claims for any debts or obligations occurring on or about or in connection with the operation of the Property (other than the Assumed Liabilities). Seller’s liability under this Section 12(a) shall not exceed in the aggregate, the amount of One Million Dollars, unless such liability is a Retained Liability or such liability is the result of fraud on the part of Seller, in either of which cases no cap shall apply and no amounts expended in connection with such amounts shall apply to such cap.

(b) Exclusive Remedy. Except as otherwise expressly provided in Section 25 hereof, each party hereto acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy, with respect to any and all claims relating this Agreement and the other agreements contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 12. Buyer further acknowledges and agrees that other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller or its representatives or any other person or entity either express or implied with respect to the Business, and the Property.

(c) Indemnification by Buyer. Buyer shall indemnify the Seller Parties against and hold them harmless from any Losses suffered or incurred by any such Seller Party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or the other agreements contemplated hereby which survives the Closing, (ii) any breach of any covenant of Buyer contained in this Agreement or the other agreements contemplated hereby, and (iii) any matter relating to the use, maintenance, operation or construction of the Property occurring after the Closing, including without limitation, actions or claims relating to damage to property or injury or death of any person during the period of Seller’s ownership of the Property or any claims for any debts or obligations occurring on or about or in connection with the operation of the Property (other than the Retained Liabilities).

(d) Losses Net of Insurance. The amount of any and all Losses under this Section 12 shall be determined net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses.

(e) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, pursuant to Sections 12(a)(i) and 12(c)(i) hereof, shall terminate when the applicable representation or warranty terminates pursuant to Section 16 hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. The obligation to indemnify and hold harmless a party hereto pursuant to the other clauses of Sections 12(a) and 12(c) hereof shall not terminate.

(f) Procedures Relating to Indemnification.

(i) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, Governmental Authority or corporation against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within five business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(ii) If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefore, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the indemnifying party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in the provisos to Section 12(a) or Section 12(c) hereof, as the case may be. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying, party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).

13. Assignment. Buyer may assign its rights and interest in and to this Agreement to a third party upon written notice to Seller; provided, however, notwithstanding such assignment, Buyer shall remain liable to Seller for its obligations hereunder.

14. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their permitted assigns, and the Seller Parties and the Buyer Parties where specifically referenced, and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto, such permitted assigns, the Seller Parties and the Buyer Parties, any legal or equitable rights hereunder.

15. Termination.

(a) Buyer’s Termination Rights. If Seller defaults in its obligations to proceed to Closing in accordance with this Agreement, or if any of the conditions set forth in Section 5(a) is not satisfied as a result of a breach by Seller and Buyer elects not to proceed to Closing, then Buyer shall be entitled, as its sole remedy to pursue any or all of the following remedies: (a) specific performance of this Agreement, provided that any action for specific performance must be initiated no later than one hundred twenty (120) days after the later of Buyer’s receipt of knowledge of such default by Seller or the election by Buyer not to proceed to Closing, as the case may be, (b) terminate this Agreement and require the return of the Deposit, together with all interest thereon, to Buyer, and (c) in the case of a willful and intentional default of Seller in its obligation to proceed to Closing, or a willful and intentional failure to satisfy any condition set forth in Section 5(a) and Buyer elects not to proceed to Closing, recovery from Seller of the actual out-of-pocket damages incurred by Buyer in connection with the transactions contemplated by this Agreement (but not consequential, punitive or other damages), provided that in no event shall the aggregate liability of Seller to Buyer under this clause (c) exceed Two Hundred Thousand Dollars ($200,000.00). Upon Seller providing such remedies to Buyer, neither Seller nor Buyer shall have any rights against or obligations to the other arising out of this Agreement, except for obligations that expressly survive termination of this Agreement. Buyer hereby waives any other remedies, including without limitation any right to recover consequential, punitive or other damages.

(b) Seller’s Termination Rights. If Buyer defaults in its obligation to proceed to Closing in accordance with this Agreement or if any condition set forth in Section 5(b) is not satisfied as a result of a breach by Buyer, and Seller elects not to proceed to Closing, Seller shall have the right to terminate this Agreement, in which event, Seller’s sole and exclusive right and remedy of Seller at law and equity, as full and complete liquidated damages, for any such default shall be to require that the Deposit, together with all interest thereon, be paid to Seller. THE PARTIES HAVE AGREED THAT, IN THE EVENT OF A DEFAULT BY BUYER AS SPECIFIED ABOVE, SELLER’S ACTUAL DAMAGES WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THE PARTIES HAVE AGREED, AFTER NEGOTIATION AND CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT AND FURTHER, THAT SUCH DEPOSIT SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT SOLELY ON THE PART OF BUYER. ACCORDINGLY, IF THE SALE IS NOT CONSUMMATED AS A RESULT OF A DEFAULT BY BUYER HEREUNDER, THEN THE DEPOSIT SHALL PROMPTLY BE PAID BY THE TITLE COMPANY TO SELLER AS LIQUIDATED DAMAGES AND NOT AS A PENALTY. EACH PARTY SPECIFICALLY

CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. NOTWITHSTANDING THE FOREGOING, NOTHING SET FORTH ABOVE SHALL LIMIT SELLER’S RIGHTS TO SEPARATELY PURSUE ENFORCEMENT OF ANY OF BUYER’S INDEMNITIES SET FORTH HEREIN AND THE AFOREMENTIONED LIQUIDATED DAMAGES AMOUNT SHALL NOT INCLUDE ANY COSTS THAT MAY BE PAYABLE TO SELLER PURSUANT TO THE PROVISIONS OF SECTION 35.

Seller’s Initials /S/ RK	Buyer’s Initials /s/ BDW

(c) Notice of Default. Neither party shall be deemed in default hereunder unless it fails to cure such alleged default within five (5) business days of receipt from the other party of written notice specifying the action(s) or omission(s) that constitute(s) such alleged default; provided, however, such default and cure rights shall not apply to obligations set forth in Section 4 or the payment of money and shall not extend the Closing.

(d) Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15 or pursuant to any other provision hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7(a) hereof relating to Buyer’s obligation to indemnify Seller as set forth therein, (ii) Section 10(a) hereof relating to the obligations of Buyer and Seller to keep confidential certain information and data obtained by them, (iii) Section 10(c) hereof relating to publicity, (iv) Section 18 relating to certain expenses, (v) Section 25 hereof relating to finder’s fees and broker’s fees and (vii) this Section 15. Nothing in this Section 15 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

16. Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 12(a) and 12(c) hereof and shall terminate at the close of one year after the Closing Date.

17. Seller’s Knowledge. Whenever this Agreement refers to “Seller’s knowledge,” “the knowledge of Seller” or other similar phrases, such phrases shall mean solely the actual knowledge (as opposed to “constructive” or “implied” knowledge) of Ricardo Koenigsberger, Edward Rohling and Randy Torres. In no event shall the knowledge of the Hotel Manager, or any employee of the Hotel Manager, be imputed to the Seller, except that Messrs. Koenigsberger or Torres shall, within three (3) business days after the Effective Date, provide a copy of each of the representations and warranties contained in this Agreement to the general manager, chief engineer and comptroller of the Hotel Manager and request in writing, with a copy to Buyer, that such general manager, chief engineer and comptroller review such representations and warranties and advise Messrs. Koenigsberger or Torres in writing of any circumstances that would breach or render any such representations or warranties untrue. Seller shall, not later than five (5) days prior to the expiration of the Inspection Period, report to Buyer, in writing, the content of any responsive replies of the general manager, chief engineer and comptroller and the same shall be deemed added to the Schedules hereunder. To the extent that, prior to the date that is five (5) days prior to the expiration of the Inspection Period, such general manager, chief engineer or comptroller fails to respond in writing or to respond completely in writing, after Messrs. Koenigsberger or Torres making due inquiry, any knowledge possessed by such general manager, chief engineer or comptroller but not by Messrs. Koenigsberger or Torres of which such general manager, chief engineer or comptroller did not inform Messrs. Koenigsberger or Torres shall not be within Seller’s Knowledge.

18. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

19. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon Seller only if set forth in a writing executed by Seller and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

20. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(i) if to Buyer,

Barcelo Crestline Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attention: General Counsel

Facsimile Number: (571) 382-1757

with a copy to:

Barcelo Crestline Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attention: Patrick Campbell

Facsimile Number: (571) 382-1757

(ii) if to Seller,

AP/APMC Savannah, L.P.

c/o Apollo Real Estate Advisors, L.P.

1301 Avenue of the Americas

38th Floor

New York, New York 10019

Attn: Rick Koenigsberger

Facsimile Number: (212) 515-3282

Apollo Advisors, L.P.

1999 Avenue of the Stars

Suite 1900

Los Angeles, California 90067

Attn: Michael D. Weiner, Esq.

Facsimile Number: (310) 201-4146

Apollo Real Estate Advisors, L.P.

2 Manhattanville Road

Purchase, New York 10577

Attn: Ronald Solotruk

Facsimile Number: (914) 694-1727

with a copy to:

Brownstein Hyatt & Farber, P.C.

410 17th Street, 22nd Floor

Denver, Colorado 80202

Attn: Patricia L. Gruber, Esq.

Facsimile Number: (303) 223-1111

21. Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

22. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

23. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

24. Entire Agreement. This Agreement and the other agreements referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

25. Brokerage. Buyer has not used a broker or finder in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or an behalf of Buyer. Other than Sonnenblick Goldman Company, Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the transactions contemplated hereby. Upon Closing, Seller shall pay to Sonnenblick Goldman Company any brokerage commissions due to Sonnenblick Goldman Company in connection with this transaction. Notwithstanding anything to the contrary in Section 12 hereof, Buyer shall indemnify and hold Seller harmless for any breach of its representation in this Section 25, and Seller shall indemnify and hold Buyer harmless for any breach of its representation in this Section 25 .

26. Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Business, Buyer has received from or on behalf of Seller certain projections, including projected statements of operating revenues of the Business for the current fiscal year and future fiscal years and certain business plan information for the current fiscal year and future fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

27. Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties of Seller as a whole. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Property, the Business or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, Seller shall have the right to supplement, modify or update the Schedules hereto to reflect changes in the ordinary course of the Business prior to the Closing; provided, however, that such supplements, modifications and updates shall not be deemed effective for purposes of Section 5(a)(i) hereof; provided, however, that any such supplements, modifications or updates shall be subject to Buyer’s rights under Section 5(a)(i) hereof.

28. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

29. Bulk Sale Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk sale transfer laws of any jurisdiction in connection with the sale of the Property.

30. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

31. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

32. Recording. Neither this Agreement nor any notice or memorandum thereof shall be recorded in any real property records for any jurisdiction. Any such recordation shall constitute a default under this Agreement by the recording party.

33. Time of the Essence. Time is of the essence in this Agreement and the transaction contemplated herein.

34. Calculation of Time Periods. In the calculation of any period of time provided for in this Agreement or by law, the day of the act or event from which such period of time runs shall be excluded and the last day of such period shall be included. Notwithstanding the foregoing, if the expiration of any period or time for performance hereunder falls on a Saturday, Sunday, or legal holiday observed by the Title Company, the expiration of such period or time for performance shall be extended to the next business day.

35. Arbitration. The parties hereby irrevocably and unconditionally agree that any dispute between them arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder shall be settled exclusively by arbitration administered by the American Arbitration Association (“AAA”) in accordance with AAA’s Commercial Arbitration Rules and the provisions of this Section. The place of arbitration shall be New York, New York, by three independent and impartial arbitrators, one of whom shall be appointed by Seller and one of whom shall be appointed by Buyer. Notwithstanding anything to the contrary provided in Section 30 hereof, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1 et seq. The fees and expenses of AAA and the arbitrators shall be shared equally by the parties and advanced by them from time to time as required; provided, however, that at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest to the prevailing party. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim or on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevant or scope thereof, shall be determined by the arbitrator. All document discovery shall be completed within 15 days following the appointment of the arbitrator. At the request of a party, the arbitrator shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of two (2) per party and shall be held within 10 days of the making of a request. Each deposition shall be limited to a maximum of four (4) hours duration. All objections are reserved for the arbitration hearing except for objections based on privilege or proprietary or Confidential Information. The arbitrators shall render their award within 60 days of the submission of the dispute to arbitration; provided, that such limitation may be extended by the mutual agreement of the parties. The arbitrators shall not be empowered to award to either party any consequential damages or lost profits in connection with any dispute between them arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 35 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrators shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction.

36. Non-Solicitation. During the period from the Effective Date until the Closing Date or the earlier termination of this Agreement, Seller shall not directly or indirectly make, accept, solicit, negotiate, entertain or otherwise pursue, or authorize any representative or affiliate of Seller to make, accept, solicit, negotiate, entertain or otherwise pursue, any offers for the financing, or direct or indirect sale or other disposition of the Property or any portion thereof, other than the transactions contemplated under this Agreement.

37. Right to Audit. Any time after the Effective Date, Buyer may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of the historical financial statements of the Property for the years 2000 through and including August, 2003, which audits shall include all disclosures required under generally accepted accounting principles and Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations. Seller shall, and shall use commercially reasonable efforts to cause Hotel Manager to, cooperate in connection with the performance of such audit and shall provide all information reasonably requested by such accountants. In connection with such audits, Seller shall provide the accountants performing such audits with appropriate representation letters in accordance with American Institute of Public Accountants professional standards.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

AP/APMC SAVANNAH, L.P.,
a Delaware limited partnership

By:	AP/APMC-GP, Inc.

By:	/s/ RICARDO KOENIGSBERGER
Name:	Ricardo Koenigsberger
Title:	Vice President

BARCELÓ CRESTLINE CORPORATION
a Maryland corporation

By:	/s/ BRUCE D. WARDINSKI
Name:	Bruce D. Wardinski
Title:	President and CEO

EXHIBIT A

DEFINITIONS

“AAA” shall have the meaning set forth in Section 35 hereof.

“Additional Deposit” shall have the meaning set forth in Section 2(a) hereof.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 1(c)(vii) hereof.

“Authorizations” shall mean all licenses, permits, permissions and approvals required by any Governmental Authority, with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof, including all building permits, certificates of occupancy, subdivision maps or plats, land sale registrations, conditional use permits, special use permits, environmental impact statements, and all other entitlements, used in or relating to the Hotel.

“Business” shall have the meaning set forth in Section 1(b) hereof.

“Buyer” shall have the meaning set forth in the Preamble hereof.

“Buyer Parties” shall mean Buyer, its affiliates and each of their respective officers, directors, employees and agents.

“Closing” shall have the meaning set forth in Section 4(a) hereof.

“Closing Date” shall have the meaning set forth in Section 4(a) hereof.

“Confidential Information” shall have the meaning set forth in Section 10(a) hereof.

“Continuing Employee” shall have the meaning set forth in Section 9(b) hereof.

“Contracts” shall have the meaning set forth in Section 1(b)(v) hereof.

“Deposit” shall have the meaning set forth in Section 2(a) hereof.

“Dock Usage Agreement” shall mean that Dock Usage Agreement and Utility Easement, dated as of February 2, 1998, by and between Seller and Merritt W. Dixon, III and H.M. Dunn, Jr.

“Due Diligence Documents” shall have the meaning set forth in Section 7(a).

“Environmental Laws” any and all statutes, laws, regulations and rules in effect on the Effective Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of pollutants, contaminants or any other Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. § 9601 et seq.).

“Effective Date” shall have the meaning set forth in the Preamble hereof.

“Environmental Reports” shall have the meaning set forth in Section 6(n) hereof.

“Equipment Leases” shall have the meaning set forth in Section 1(b)(vii) hereof.

“Existing Title Exceptions” shall have the meaning set forth in Section 3(b)(i) hereof.

“Extension Deposit” shall have the meaning set forth in Section 4(a) hereof.

“Excluded Matters” shall have the meaning set forth in Section 1(c) hereof.

“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic, or any of them, having jurisdiction over Seller, Buyer or the Property.

“Hazardous Substances” shall include, without limitation, any hazardous or toxic materials, substances or wastes, such as (A) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by an local government authority, any agency of the state of Georgia or any agency of the United States government, (B) asbestos in any form, (C) any type of mold, (D) petroleum and petroleum based products, (E) urea formaldehyde foam insulation, (F) polychlorinated biphenyls (PCBs), and (G) freon and other chlorofluorocarbons.

“Hotel” shall have the meaning set forth in Section 1(b)(ii) hereof.

“Hotel Management Agreement” shall mean that Management Agreement, dated May 8, 1979 between Hotel Manager and Waterfront Hotel Company, a Georgia limited partnership, as supplemented by letter agreement dated November 24, 1980, Agreement dated April 8, 1981, letter agreement dated May 7, 1992, Second Amendment to Management Agreement dated December 21, 1993, each between Hotel Manager and Waterfront, as assigned to Seller pursuant to Assignment and Assumption of Assumed Agreements dated January 6, 1998.

“Hotel Manager” shall mean Hyatt Corporation.

“Improvements” shall have the meaning set forth in Section 1(b)(ii) hereof.

“Indemnified Party” shall have the meaning set forth in Section 12(f)(i) hereof.

“Initial Deposit” shall have the meaning set forth in Section 2(a) hereof.

“Inspection Period” shall have the meaning set forth in Section 3(d) hereof.

“Intangible Personal Property” shall have the meaning set forth in Section 1(b)(iv) hereof.

“Land” shall have the meaning set forth in Section 1(b)(i) hereof.

“Losses” shall have the meaning set forth in Section 12(a) hereof.

“Objections” shall have the meaning set forth in Section 3(b) hereof.

“Permitted Exceptions” shall have the meaning set forth in Section 3(b) hereof.

“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

“Property” shall have the meaning set forth in Section 1(b) hereof.

“Purchase Orders” shall have the meaning set forth in Section 1(b)(v) hereof.

“Purchase Price” shall have the meaning set forth in Section 2 hereof.

“Real Property Leases” shall have the meaning set forth in Section 1(b)(vi) hereof.

“Retained Liabilities” shall have the meaning set forth in Section 1(c)(vi) hereof.

“Scheduled Closing Date” shall have the meaning set forth in Section 4(a) hereof.

“Seller” shall have the meaning set forth in the Preamble hereof.

“Seller Parties” shall mean, collectively, Seller, Hotel Manager, and their affiliates and the officers, partners, directors, employees and agents of each of the foregoing.

“Seller’s Knowledge” shall have the meaning set forth in Section 17 hereof.

“Seller’s Lender” shall mean Norwest Bank Minnesota, National Association, a national banking association having an address at c/o Lennar Partners, Inc., 760 N.W. 107th Avenue, Suite 400, Miami, Florida 33172, as trustee under those two certain Pooling and Servicing Agreements by and among Credit Suisse First Boston Mortgage Securities Corp. and Norwest Bank Minnesota, National Association, among others, for the Credit Suisse First Boston Mortgage Securities Corp., the first dated as of June 12, 1998 for Commercial Mortgage Pass-Through Certificates, Series 1998-FL1, and the second dated as of November 11, 1998 for Commercial Mortgage Pass-Through Certificates, Series 1998-FL2, together with its successors and assigns.

“Seller’s Survey” shall have the meaning set forth in Section 3(a) hereof.

“Seller’s Title Policy” shall have the meaning set forth in Section 3(a) hereof.

“Substantial Part” shall have the meaning set forth in Section 11(b) hereof.

“Substantially Damaged or Destroyed” shall have the meaning set forth in Section 11(a)(i) hereof.

“Survey” shall have the meaning set forth in Section 3(a)(ii) hereof.

“Tangible Personal Property” shall have the meaning set forth in Section 1(b)(iii) hereof.

“Third Party Claim” shall have the meaning set forth in Section 12(f)(i) hereof.

“Title Commitment” shall have the meaning set forth in Section 3(a)(i) hereof.

“Title Company” shall have the meaning set forth in Section 2(a) hereof.

“Title Documents” shall have the meaning set forth in Section 3(a)(i) hereof.

“Title Policy” shall have the meaning set forth in Section 3(a)(i) hereof.

“Tray Ledger” shall mean the final nights room revenue (revenue from rooms occupied as of 3:01 a.m. on the Closing Date (exclusive of food, beverage, telephone and similar changes which shall be retained by Seller)), including any sales tax, room taxes or other taxes thereon.

“Warn Act” shall have the meaning set forth in Section 9(b) hereof.

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